EXHIBIT 10.6

PROMISSORY NOTE

$400,000.00	Oklahoma City, Oklahoma
March 26, 2008

FOR VALUE RECEIVED, APOTHECARYRX, LLC, an Oklahoma limited liability company (the “Borrower”), promises to pay to the order of NEWT’S DISCOUNT PHARMACY, INC., an Oklahoma corporation (the “Lender”), at 102 W. Noble Avenue, Guthrie, Oklahoma 73044, or at such other place as may be designated in writing by the holder of this Note, the principal sum of Four Hundred Thousand Dollars ($400,000), together with interest thereon at the rate hereafter specified, payable as follows:

The unpaid principal balance of this Note will bear interest from the date of this Note until payment in full at a per annum rate equal to six percent (6.0%).  All interest will be computed as a per diem charge for the actual number of days elapsed on the basis of a year consisting of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be.

Provided no uncured default has occurred under this Note, the unpaid principal balance of this Note plus accrued interest thereon will be paid by the Borrower paying to the Lender twelve (12) blended quarterly installments of principal and interest equal to Thirty Six Thousand Six Hundred Seventy Two Dollars ($36,672.00), commencing on June 26, 2008, and on the twenty sixth (26th) day of each successive September, December, March and June thereafter through March 26, 2011 (the “Maturity Date”).  In the event of an adjustment, prepayment or set-off against the unpaid principal balance of this Note, the annual payment will be recalculated to the amount which would fully amortize the unpaid principal balance of this Note on such date, together with accrued interest thereon, over a term ending on the Maturity Date.  Notwithstanding anything to the contrary, the entire unpaid principal balance of this Note and all accrued and unpaid interest will be due and payable on the Maturity Date.

Each payment will be applied first to the payment of interest on the unpaid principal and the balance, if any, will be applied to the unpaid principal balance of this Note.  The Borrower will have the right to prepay this Note in whole or in part at any time without premium or penalty, but with interest on the unpaid principal balance accrued to the date of prepayment.

The Borrower and the Lender also agree that the Borrower’s obligations under this Note may be set-off against any amounts owing to the Borrower under that certain Pharmacy Purchase Agreement (the “Agreement”) dated March 24, 2008, among the Borrower, the Lender and affiliates of the Lender, subject to the limitations set forth in the Agreement.

The Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder’s rights hereunder or under any instrument securing payment of the same, the Borrower will pay to such holder its reasonable attorneys’ fees and all expenses incurred in connection therewith.  This Note is to be construed according to the laws of the State of Oklahoma.

This Note is issued subject to the terms of the Agreement.  Payment of this Note is secured by the Financing Documents as more fully described in the Agreement.  If the breach of any provision of this Note is not cured within fifteen (15) days after written notice by the holder to the Borrower, then on written notice by the holder to the Borrower, the entire unpaid indebtedness evidenced by this Note will become due, payable and collectible then or thereafter as the holder may elect, regardless of the date of maturity of this Note.  Failure by the holder to exercise such option will not constitute a waiver of the right to exercise the same in the event of any subsequent default.

The makers, endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this Note severally waive presentment for payment and protest.  The foregoing parties consent to any extension of time (whether one or more) of payment hereof, the modification (whether one or more) of payment hereof, release or substitution of all or part of the security for the payment hereof or release of any party liable for payment of this Note.  Any such extension or release may be made without notice to any such party and without discharging such party’s liability hereunder.

Except as otherwise defined herein, all terms defined or referenced in the Agreement will have the same meanings herein as therein.

IN WITNESS WHEREOF, the Borrower has executed this instrument effective the date first above written.

APOTHECARYRX, LLC,
an Oklahoma limited liability company

By	/S/LEWIS P. ZEIDNER
Lewis P. Zeidner, President

(the “Borrower”)